Exhibit 21

List of Subsidiaries

of the Registrant

Entity Name	State of Incorporation
TheRas, Inc.	Delaware
BridgeBio Services, Inc.	Delaware
Origin Biosciences, Inc.	Delaware
Fortify Therapeutics, Inc.	Delaware
Sub20, Inc.	Delaware
Eidos Therapeutics, Inc.	Delaware
Molecular Skin Therapeutics, Inc.	Delaware
Quartz Therapeutics, Inc.	Delaware
PellePharm, Inc.	Delaware
Navire Pharma, Inc.	Delaware
CoA Therapeutics, Inc.	Delaware
Dermecular Therapeutics, Inc.	Delaware
Phoenix Tissue Repair, Inc.	Delaware
QED Therapeutics, Inc.	Delaware
Adrenas Therapeutics, Inc.	Delaware
Orfan Biotech, Inc.	Delaware
Ferro Therapeutics, Inc.	Delaware
Venthera, Inc.	Delaware
Aspa Therapeutics, Inc.	Delaware
Calcilytix Therapeutics, Inc.	Delaware